Exhibit 99.1 (Filed herewith)

NEWS RELEASE – February 18, 2009

For information, call:

Ken Golden

Director, Strategic Public Relations

309-765-5678

DEERE REPORTS FIRST-QUARTER EARNINGS OF $204 MILLION

¡                  Company remains solidly profitable despite global economic pressures.

¡                  Markets for agricultural equipment in U.S. and Canada continue to show strength.

¡                  Construction and forestry posts profit in spite of weak conditions.

¡                  Company’s access to capital markets helps ensure financing availability for customers.

MOLINE, Illinois (February 18, 2009) — Deere & Company today announced worldwide net income of $203.9 million, or $0.48 per share, for the first quarter ended January 31, compared with $369.1 million, or $0.83 per share, for the same period last year. Worldwide net sales and revenues decreased 1 percent, to $5.146 billion, for the first quarter compared with $5.201 billion a year ago. Net sales of the equipment operations were $4.560 billion for the period compared with $4.531 billion last year.

“During a period of considerable economic uncertainty, John Deere has completed another profitable quarter and sees further opportunities to advance its global competitive position,” said Robert W. Lane, chairman and chief executive officer. “At the same time, ongoing higher material costs, the deepening global recession, and volatile foreign exchange rates have put downward pressure on our financial results.  Demand for large productive agricultural machinery has held up well, Lane noted, due in substantial part to the sound financial health of the U.S. farm sector.”  Also of benefit has been the company’s access to global capital markets, which is helping ensure that ample financing remains available for many customers. During the quarter, Deere’s credit operations obtained funding that exceeded all maturing medium-term notes and asset-backed securities for the entire fiscal year.

Deere Announces First-Quarter Earnings	5

Summary of Operations

Net sales of the worldwide equipment operations increased 1 percent for the quarter. Included were price changes of 6 percent offset by an unfavorable currency-translation effect of 6 percent. Equipment net sales in the United States and Canada increased 1 percent for the quarter. Net sales outside the United States and Canada were unchanged for the quarter, including an unfavorable currency-translation effect of 14 percent.

Deere’s equipment operations reported operating profit of $307 million for the quarter compared with $457 million last year. The deterioration was due largely to increased raw material costs and unfavorable effects of volatile foreign-currency exchange, partially offset by improved price realization.

The company’s focus on rigorous asset management continued to produce improved results. Trade receivables and inventories at the end of the quarter were $7.312 billion, or 28 percent of previous 12-month sales, compared with $6.488 billion, or 29 percent of sales, a year ago.

Financial services reported net income of $46.8 million for the quarter compared with $97.7 million last year. Results were lower primarily due to narrower financing spreads, lower commissions from crop insurance and a higher provision for credit losses.

Company Outlook & Summary

The outlook for the coming year remains unusually uncertain, especially with respect to foreign exchange, and the outlook’s impact on the company’s sales and earnings difficult to assess.

Company equipment sales are projected to be down about 8 percent for the full year and down about 9 percent for the second quarter. Included is a negative currency-translation impact of about 6 percent for both the year and second quarter. Deere’s net income is expected to be about $1.5 billion for 2009, with more risk on the downside at this time. The company is suspending its practice of providing a quarterly net income forecast in light of highly uncertain conditions in the global economy, including volatility in foreign exchange rates.

“Deere’s investment in advanced technology and its emphasis on disciplined asset management should help the company meet present economic challenges while extending its strong global position,” Lane said. “Though restrained by the current recession, positive trends that support our businesses, such as global demand for food and infrastructure, remain intact in our view and continue to hold great promise.”

* * *

Deere Announces First-Quarter Earnings	6

Equipment Division Performance

Agricultural.  Agricultural equipment sales were up 18 percent for the quarter, largely due to higher shipment volumes and improved price realization, partially offset by the unfavorable effects of currency translation. Operating profit was $348 million for the quarter, compared with $332 million last year. Contributing to operating profit was improved price realization and the favorable impact of higher shipment and production volumes, partially offset by higher raw material costs.  Also having a negative impact on operating profit was sharp volatility in foreign-currency exchange.

Commercial & Consumer.  Sales for the commercial and consumer equipment division declined 25 percent for the first quarter. The division had an operating loss of $59 million for the period, compared with last year’s operating profit of $8 million. The decline was due primarily to the unfavorable impact of lower shipment and production volumes and higher raw material costs, partially offset by lower selling, administrative and general expenses and improved price realization.

Construction & Forestry.  Sales were down 28 percent for the quarter, with operating profit of $18 million versus $117 million a year ago. The profit decrease was due primarily to the unfavorable impact of lower shipment and production volumes and higher raw material costs, partially offset by improved price realization and lower selling, administrative and general expenses.

Market Conditions & Outlook

As previously cited, the outlook for the coming year remains unusually uncertain, particularly with respect to foreign exchange. The outlook’s impact on the company’s three equipment businesses and on the net income of the credit operations is difficult to assess.

Agricultural.  Worldwide sales of the company’s agricultural equipment are forecast to decrease by about 2 percent for full-year 2009. This includes a negative currency-translation impact of about 7 percent. Farm-machinery industry sales in the United States and Canada are forecast to be flat to up 5 percent for the year, led by an increase in large tractors and combines. The company expects agricultural commodity prices to remain healthy in 2009 and for fuel and fertilizer costs to moderate. Sales of certain types of equipment are expected to be down significantly for the year. These include small tractors, cotton equipment, and machinery used by livestock producers.

Deere Announces First-Quarter Earnings	7

In other parts of the world, industry sales are expected to be generally lower as a result of deteriorating economic conditions, credit cost and availability, and changes in currency values. In addition, sales in parts of Australia and South America are expected to be hurt by drought. On this basis, industry sales in Western Europe are forecast to be down 10 to 15 percent for the year, while sales are expected to decline significantly in Central Europe and the CIS (Commonwealth of Independent States) countries, including Russia. In South America, industry sales are projected to be lower by 15 to 25 percent.

Commercial & Consumer.  Reflecting the U.S. housing slump and recessionary economic conditions, commercial and consumer equipment division sales are projected to be down about 14 percent for the year.

Construction & Forestry.  Largely as a consequence of a slumping global economy and historically low levels of construction activity in the United States, Deere’s worldwide sales of construction and forestry equipment are forecast to decline by approximately 24 percent for the year. The outlook includes a substantially lower level of global forestry equipment sales as a result of the economic slowdown.

Credit.  Full-year 2009 net income for Deere’s credit operations is forecast to be approximately $250 million. The forecast decrease from 2008 is primarily due to narrower financing spreads related to the current funding environment, a higher provision for credit losses and lower commissions from crop insurance.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $35.0 million for the first quarter, compared with net income of $77.2 million last year. Results were lower primarily due to narrower financing spreads, lower commissions from crop insurance and an increase in the provision for credit losses.

Net receivables and leases financed by JDCC were $18.459 billion at January 31, 2009, compared with $18.261 billion last year. Net receivables and leases administered, which include receivables administered but not owned, totaled $18.628 billion at January 31, 2009, compared with $18.470 billion a year ago.

Deere Announces First-Quarter Earnings	8

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook and Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and bio-energy production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in the U.S. and Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including avian flu and bovine spongiform encephalopathy, commonly known as “mad cow” disease), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in, and the political and social stability of, the global markets in which the Company operates, especially material changes in economic activity in these markets; customer confidence in the general economic conditions; foreign currency exchange rates, especially fluctuations in the value of the U.S. dollar, interest rates and inflation and deflation rates; capital market disruptions; significant changes in capital market liquidity, access to capital and

Deere Announces First-Quarter Earnings	9

associated funding costs; changes in and the impact of governmental banking, monetary and fiscal policies and governmental programs in particular jurisdictions or for the benefit of certain sectors; actions by rating agencies; customer access to capital for purchases of the Company’s products and borrowing and repayment practices, the number and size of customer loan delinquencies and defaults, and the sub-prime credit market crises; changes in the market values of investment assets; production, design and technological difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the Company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers (including common suppliers with the automotive industry); start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; the availability and cost of freight; trade, monetary and fiscal policies of various countries (including protectionist policies that disrupt international commerce); wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Tier 4 emission requirements), noise and the risk of climate change; actions by other regulatory bodies; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations and regulations; changes to accounting standards; changes in tax rates and regulations; the effects of, or response to, terrorism; and changes in laws and regulations affecting the sectors in which the Company operates.  The spread of major epidemics (including influenza, SARS, fevers and other viruses) also could affect Company results.  Changes in weather patterns could impact customer operations and Company results.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are acquisitions and divestitures of businesses, the integration of new businesses, changes in Company declared dividends and common stock issuances and repurchases.

With respect to the current global economic downturn, changes in governmental banking, monetary and fiscal policies to restore liquidity and increase the availability of credit may not be effective and could have a material impact on the Company’s customers and markets.  Recent significant changes in market liquidity conditions could impact access to funding and associated funding costs, which could reduce the Company’s earnings and cash flows.  The Company’s investment management operations could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Deere Announces First-Quarter Earnings	10

General economic conditions can affect the demand for the Company’s equipment as well. Current negative economic conditions and outlook have dampened demand for certain equipment.  Furthermore, governmental programs providing assistance to certain industries or sectors could negatively impact the Company’s competitive position.

The current economic downturn and market volatility have adversely affected the financial industry in which John Deere Capital Corporation (Capital Corporation) operates.  Capital Corporation’s liquidity and ongoing profitability depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the Company’s products.  If current levels of market disruption and volatility continue or worsen or access to governmental liquidity programs decreases, funding could be unavailable or insufficient.  Additionally, under current market conditions customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact Capital Corporation’s write-offs and provisions for credit losses.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K (including the factors discussed in Item 1A. Risk Factors) and other filings with the U.S. Securities and Exchange Commission.

Deere Announces First-Quarter Earnings	11

First Quarter 2009 Press Release

(in millions of dollars)

	Three Months Ended January 31
	2009	2008	% Change
Net sales and revenues:
Agricultural equipment net sales	$3,261	$2,758	+18
Commercial and consumer equipment net sales	558	743	-25
Construction and forestry net sales	741	1,030	-28
Total net sales *	4,560	4,531	+1
Credit revenues	474	550	-14
Other revenues	112	120	-7
Total net sales and revenues *	$5,146	$5,201	-1

Operating profit (loss): **
Agricultural equipment	$348	$332	+5
Commercial and consumer equipment	(59)	8
Construction and forestry	18	117	-85
Credit	53	133	-60
Other	4	3	+33
Total operating profit *	364	593	-39
Interest, corporate expenses and income taxes	(160)	(224)	-29
Net income	$204	$369	-45

*	Includes equipment operations outside the U.S. and Canada as follows:
Net sales	$1,817	$1,808
Operating profit	$79	$210	-62

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**

Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses.  However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended January 31, 2009 and 2008
(In millions of dollars and shares except per share amounts) Unaudited

	2009	2008
Net Sales and Revenues
Net sales	$4,560.2	$4,530.6
Finance and interest income	466.6	527.9
Other income	119.1	142.5
Total	5,145.9	5,201.0

Costs and Expenses
Cost of sales	3,542.5	3,361.8
Research and development expenses	219.4	204.3
Selling, administrative and general expenses	638.9	652.8
Interest expense	274.5	295.1
Other operating expenses	196.9	155.5
Total	4,872.2	4,669.5

Income of Consolidated Group before Income Taxes	273.7	531.5
Provision for income taxes	73.5	170.0
Income of Consolidated Group	200.2	361.5
Equity in income of unconsolidated affiliates	3.7	7.6
Net Income	$203.9	$369.1

Per Share Data
Net income - basic	$.48	$.84
Net income - diluted	$.48	$.83

Average Shares Outstanding
Basic	422.5	437.7
Diluted	423.7	444.2

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	January 31	October 31	January 31
	2009	2008	2008
Assets
Cash and cash equivalents	$5,004.1	$2,211.4	$1,496.3
Marketable securities	230.5	977.4	1,153.6
Receivables from unconsolidated affiliates	45.3	44.7	39.2
Trade accounts and notes receivable - net	3,475.4	3,234.6	3,199.3
Financing receivables - net	13,379.3	16,017.0	15,233.1
Restricted financing receivables - net	3,268.9	1,644.8	1,960.6
Other receivables	688.8	664.9	648.7
Equipment on operating leases - net	1,543.7	1,638.6	1,628.4
Inventories	3,836.6	3,041.8	3,288.8
Property and equipment - net	4,149.4	4,127.7	3,651.7
Investments in unconsolidated affiliates	213.7	224.4	157.1
Goodwill	1,241.0	1,224.6	1,248.3
Other intangible assets - net	152.0	161.4	131.2
Retirement benefits	1,131.8	1,106.0	2,016.5
Deferred income taxes	1,419.9	1,440.6	1,451.4
Other assets	1,559.2	974.7	911.1
Total Assets	$41,339.6	$38,734.6	$38,215.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$9,333.2	$8,520.5	$9,461.6
Payables to unconsolidated affiliates	118.6	169.2	174.4
Accounts payable and accrued expenses	5,524.5	6,393.6	5,519.3
Deferred income taxes	166.2	171.8	188.4
Long-term borrowings	16,574.7	13,898.5	12,344.4
Retirement benefits and other liabilities	3,067.5	3,048.3	3,488.8
Total liabilities	34,784.7	32,201.9	31,176.9
Stockholders’ equity	6,554.9	6,532.7	7,038.4
Total Liabilities and Stockholders’ Equity	$41,339.6	$38,734.6	$38,215.3

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Three Months Ended January 31, 2009 and 2008

(In millions of dollars) Unaudited

	2009	2008
Cash Flows from Operating Activities
Net income	$203.9	$369.1
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	40.0	17.4
Provision for depreciation and amortization	216.9	199.7
Share-based compensation expense	45.7	45.5
Undistributed earnings of unconsolidated affiliates	(3.9)	(5.8)
Provision (credit) for deferred income taxes	29.9	(20.2)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(283.0)	53.0
Inventories	(874.0)	(1,013.0)
Accounts payable and accrued expenses	(882.4)	(378.8)
Accrued income taxes payable/receivable	(12.9)	183.1
Retirement benefits	6.7	(195.2)
Other	(102.4)	(79.8)
Net cash used for operating activities	(1,615.5)	(825.0)

Cash Flows from Investing Activities
Collections of receivables	3,381.2	3,118.3
Proceeds from sales of financing receivables	5.7	6.6
Proceeds from maturities and sales of marketable securities	764.4	692.8
Proceeds from sales of equipment on operating leases	117.9	125.2
Proceeds from sales of businesses, net of cash sold		18.4
Cost of receivables acquired	(2,613.8)	(2,723.8)
Purchases of marketable securities	(7.9)	(220.4)
Purchases of property and equipment	(262.1)	(233.1)
Cost of equipment on operating leases acquired	(74.6)	(79.2)
Acquisitions of businesses, net of cash acquired	(40.9)	(34.0)
Other	1.9	(14.0)
Net cash provided by investing activities	1,271.8	656.8

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	1,157.1	(116.2)
Proceeds from long-term borrowings	2,842.2	1,037.7
Payments of long-term borrowings	(653.1)	(1,039.9)
Proceeds from issuance of common stock	3.1	68.7
Repurchases of common stock	(3.2)	(481.5)
Dividends paid	(118.2)	(110.4)
Excess tax benefits from share-based compensation	.5	35.1
Other	(96.0)	(1.2)
Net cash provided by (used for) financing activities	3,132.4	(607.7)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	4.0	(6.4)

Net Increase (Decrease) in Cash and Cash Equivalents	2,792.7	(782.3)
Cash and Cash Equivalents at Beginning of Period	2,211.4	2,278.6
Cash and Cash Equivalents at End of Period	$5,004.1	$1,496.3

See Condensed Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)          Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2009	2008
Dividends declared	$ .28	$ .25
Dividends paid	$ .28	$ .25

(2)           The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)           Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended January 31
	2009	2008
Net income	$203.9	$369.1
Other comprehensive income (loss), net of tax:
Retirement benefits adjustment	10.5	30.5
Cumulative translation adjustment	(93.1)	(.7)
Unrealized gain on investments	5.6	3.2
Unrealized loss on derivatives	(32.4)	(33.5)
Comprehensive income	$94.5	$368.6

(4)           The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis. The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended January 31, 2009 and 2008

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2009	2008	2009	2008

Net Sales and Revenues
Net sales	$4,560.2	$4,530.6
Finance and interest income	24.7	26.0	$505.7	$568.1
Other income	89.7	103.6	60.8	65.0
Total	4,674.6	4,660.2	566.5	633.1

Costs and Expenses
Cost of sales	3,542.9	3,362.2
Research and development expenses	219.4	204.3
Selling, administrative and general expenses	522.2	550.1	118.9	104.9
Interest expense	45.5	46.0	244.9	261.6
Interest compensation to Financial Services	48.0	53.6
Other operating expenses	79.4	47.8	146.2	131.4
Total	4,457.4	4,264.0	510.0	497.9

Income of Consolidated Group before Income Taxes	217.2	396.2	56.5	135.2
Provision for income taxes	63.7	132.2	9.8	37.7
Income of Consolidated Group	153.5	264.0	46.7	97.5

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	44.5	95.8	.1	.2
Other	5.9	9.3
Total	50.4	105.1	.1	.2
Net Income	$203.9	$369.1	$46.8	$97.7

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	January 31 2009	October 31 2008	January 31 2008	January 31 2009	October 31 2008	January 31 2008

Assets
Cash and cash equivalents	$1,881.3	$1,034.6	$1,199.0	$3,122.8	$1,176.8	$297.3
Marketable securities	49.3	799.2	1,004.0	181.1	178.3	149.5
Receivables from unconsolidated subsidiaries and affiliates	364.1	976.2	376.3			1.1
Trade accounts and notes receivable - net	860.2	1,013.8	1,002.6	3,152.1	2,664.6	2,691.9
Financing receivables - net	2.0	10.4	4.4	13,377.3	16,006.6	15,228.6
Restricted financing receivables - net				3,268.9	1,644.8	1,960.6
Other receivables	546.9	599.3	575.1	134.9	67.7	76.1
Equipment on operating leases - net				1,543.7	1,638.6	1,628.4
Inventories	3,836.6	3,041.8	3,288.8
Property and equipment - net	3,023.9	2,991.1	2,716.9	1,125.6	1,136.6	934.8
Investments in unconsolidated subsidiaries and affiliates	2,800.7	2,811.4	2,586.8	5.6	5.5	5.8
Goodwill	1,241.0	1,224.6	1,248.3
Other intangible assets - net	152.0	161.4	131.2
Retirement benefits	1,127.8	1,101.6	2,008.9	5.1	5.4	8.5
Deferred income taxes	1,492.1	1,479.4	1,445.1	78.9	80.2	58.3
Other assets	539.0	456.7	434.5	1,022.3	519.6	478.4
Total Assets	$17,916.9	$17,701.5	$18,021.9	$27,018.3	$25,124.7	$23,519.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,340.7	$217.9	$274.5	$7,992.4	$8,302.7	$9,187.1
Payables to unconsolidated subsidiaries and affiliates	118.6	169.2	174.5	318.9	931.5	337.8
Accounts payable and accrued expenses	4,737.7	5,675.8	4,959.1	1,318.5	1,165.2	1,060.0
Deferred income taxes	98.1	99.8	107.2	219.2	191.0	133.2
Long-term borrowings	2,034.0	1,991.5	2,012.6	14,540.7	11,906.9	10,331.8
Retirement benefits and other liabilities	3,032.9	3,014.6	3,455.6	35.7	34.8	34.3
Total liabilities	11,362.0	11,168.8	10,983.5	24,425.4	22,532.1	21,084.2
Stockholders’ equity	6,554.9	6,532.7	7,038.4	2,592.9	2,592.6	2,435.1
Total Liabilities and Stockholders’ Equity	$17,916.9	$17,701.5	$18,021.9	$27,018.3	$25,124.7	$23,519.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF CASH FLOWS
For the Three Months Ended January 31, 2009 and 2008

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *		FINANCIAL SERVICES
	2009	2008	2009	2008

Cash Flows from Operating Activities
Net income	$203.9	$369.1	$46.8	$97.7
Adjustments to reconcile net income to net cash
provided by (used for) operating activities:
Provision (credit) for doubtful receivables	5.8	(.3)	34.2	17.7
Provision for depreciation and amortization	130.2	117.2	100.3	101.2
Undistributed (earnings) loss of unconsolidated subsidiaries and affiliates	(50.6)	36.7	(.2)	(.2)
Provision (credit) for deferred income taxes	(13.3)	(23.6)	43.2	3.4
Changes in assets and liabilities:
Receivables	124.9	2.1	(25.7)	.4
Inventories	(840.3)	(956.3)
Accounts payable and accrued expenses	(808.7)	(332.8)	19.9	.3
Accrued income taxes payable/receivable	8.6	182.0	(21.5)	1.1
Retirement benefits	5.5	(196.9)	1.3	1.8
Other	2.7	10.5	(62.0)	(44.4)
Net cash provided by (used for) operating activities	(1,231.3)	(792.3)	136.3	179.0

Cash Flows from Investing Activities
Collections of receivables			7,835.1	7,041.6
Proceeds from sales of financing receivables			9.2	15.5
Proceeds from maturities and sales of marketable securities	757.9	679.1	6.6	13.7
Proceeds from sales of equipment on operating leases			117.9	125.2
Proceeds from sales of businesses, net of cash sold		18.4
Cost of receivables acquired			(7,546.4)	(6,633.0)
Purchases of marketable securities	(7.6)	(216.3)	(.4)	(4.0)
Purchases of property and equipment	(212.0)	(132.5)	(50.1)	(100.6)
Cost of equipment on operating leases acquired			(120.1)	(156.0)
Acquisitions of businesses, net of cash acquired	(40.9)	(34.0)
Other	(5.4)	(72.9)	7.3	.7
Net cash provided by investing activities	492.0	241.8	259.1	303.1

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	1,116.0	146.3	41.1	(262.4)
Change in intercompany receivables/payables	614.2	79.8	(614.2)	(79.8)
Proceeds from long-term borrowings			2,842.2	1,037.7
Payments of long-term borrowings	(19.6)	(3.2)	(633.4)	(1,036.7)
Proceeds from issuance of common stock	3.1	68.7
Repurchases of common stock	(3.2)	(481.5)
Dividends paid	(118.2)	(110.4)		(140.0)
Excess tax benefits from share-based compensation	.5	35.1
Other	(4.5)	2.9	(91.4)	35.8
Net cash provided by (used for) financing activities	1,588.3	(262.3)	1,544.3	(445.4)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2.3)	(7.8)	6.3	1.5

Net Increase (Decrease) in Cash and Cash Equivalents	846.7	(820.6)	1,946.0	38.2
Cash and Cash Equivalents at Beginning of Period	1,034.6	2,019.6	1,176.8	259.1
Cash and Cash Equivalents at End of Period	$1,881.3	$1,199.0	$3,122.8	$297.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.